Exhibit 10.1

Execution Copy

SHARE EXCHANGE AGREEMENT

by and among

HALYCON JETS HOLDINGS, INC.

and

THE SHAREHOLDERS OF ALLIANCE NETWORK COMMUNICATIONS, INC.

Dated as of July 1, 2009

TABLE OF CONTENTS

Article I - Exchange of Shares		1
1.1	Share Exchange	1
1.2	Closing	1
Article II - Representations and Warranties of the Shareholders		2
2.1	Good Title	2
2.2	Pre-emptive Rights	2
2.3	Organization	2
2.4	Power and Authority	2
2.5	No Conflicts	2
2.6	Litigation	2
2.7	No Finder’s Fee	2
2.8	Purchase Entirely for Own Account	3
2.9	Available Information	3
2.10	Non-Registration	3
2.11	Legends	3
Article III - Representations and Warranties Regarding ANC		4
3.1	Organization, Standing and Power	4
3.2	ANC Subsidiaries; Equity Interests	4
3.3	Capital Structure	4
3.4	No Conflicts; Consents	5
3.5	Taxes	5
3.6	Benefit Plans	6
3.7	Litigation	6
3.8	Compliance with Applicable Laws	6
3.9	Brokers; Schedule of Fees and Expenses	6
3.10	Contracts	6
3.11	Title to Properties	7
3.12	Intellectual Property	7
3.13	Labor Matters	7
3.14	Insurance	7
3.15	Foreign Corrupt Practices	7
3.16	Financial Statements; Liabilities	7
3.17	Transactions with Affiliates and Employees	8
3.18	Solvency	8
3.19	Investment Company	8
3.20	Absence of Certain Changes or Events	8
3.21	Disclosure	9
3.22	Information Supplied	9
3.23	No Undisclosed Events, Liabilities, Developments or Circumstances	10
3.24	No Additional Agreements	10
Article IV - Representations and Warranties of HJH		10
4.1	Organization, Standing and Power	10
4.2	Subsidiaries; Equity Interests	10
4.3	Capital Structure	10
4.4	Authority; Execution and Delivery; Enforceability	11
4.5	No Conflicts; Consents	11
4.6	SEC Documents; Undisclosed Liabilities	12
4.7	Taxes	12
4.8	Absence of Changes in Benefit Plans	13
4.9	ERISA Compliance; Excess Parachute Payments	13
4.10	Litigation	13
4.11	Compliance with Applicable Laws	13
4.12	Contracts	13
4.13	Title to Properties	14
4.14	Intellectual Property	14
4.15	Labor Matters	14
4.16	Foreign Corrupt Practices	14
4.17	Transactions With Affiliates and Employees	14
4.18	Solvency	14
4.19	Investment Company	15
4.20	Absence of Certain Changes or Events	15
4.21	Disclosure	16
4.22	Information Supplied	16
4.23	Certain Registration Matters	16
4.24	Listing and Maintenance Requirements	16
4.25	No Undisclosed Events, Liabilities, Developments or Circumstances	16
4.26	No Additional Agreements	17
Article V - Conditions to Closing		17
5.1	HJH Conditions Precedent	17
5.2	ANC and Shareholders Conditions Precedent	18
Article VI - Covenants		20
6.1	Preparation of the 14f-1 Notice; Blue Sky Laws	20
6.2	Public Announcements	20
6.3	Fees and Expenses	20
6.4	Continued Efforts	20
6.5	Exclusivity	20
6.6	Filing of 8-K	21
6.7	Furnishing of Information	21
6.8	Access	21
6.9	Preservation of Business	21
Article VII - Miscellaneous		21
7.1	Notices	21
7.2	Amendments; Waivers; No Additional Consideration	22
7.3	Termination	22
7.4	Replacement of Securities	22
7.5	Remedies	23
7.6	Interpretation	23
7.7	Severability	23
7.8	Counterparts; Facsimile Execution	23
7.9	Entire Agreement; Third Party Beneficiaries	23
7.10	Governing Law	23
7.11	Assignment	24

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of July 1, 2009, is by and among Halcyon Jets Holdings, Inc., a Delaware corporation (“HJH”) and the shareholders of Alliance Network Communications, Inc. listed on Annex B to this Agreement, a Nevada corporation (“ANC”) (each individually a “Shareholder” and collectively the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A.           ANC has 1,000,000 shares of common stock, no par value (the “ANC Stock”) issued and outstanding, all of which are held by the Shareholders. Each Shareholder is the record and beneficial owner of the number of shares of ANC Stock set forth opposite such Shareholder’s name on Annex B to this Agreement. Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of ANC Stock in exchange for a number of newly issued shares of the common stock, $.001 par value, of HJH (the “HJH Stock”) that will, in the aggregate, constitute 91.4 % of the issued and outstanding capital stock of HJH as of and immediately after the Closing. The number of shares of HJH Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex B. The aggregate number of shares of HJH Stock that is reflected on Annex B is referred to in this Agreement as the “Shares”.

B.           The exchange of ANC Stock for HJH Stock is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

C.           The Board of Directors of each of HJH and ANC has determined that it is desirable to effect the plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

1.1. Share Exchange. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to HJH its ANC Stock, free and clear of all Liens, in exchange for the HJH Stock listed on Annex B opposite such Shareholder’s name.

1.2. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions ”) shall take place at HJH’s offices commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Shareholders

Each of the Shareholders hereby severally (and not jointly) represents and warrants to HJH with respect to itself, as follows:

2.1. Good Title.  The Shareholder is the record and beneficial owner, and has good title to its ANC Stock, with the right and authority to sell and deliver such ANC Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of HJH as the new owner of such ANC Stock in the share register of ANC, HJH will receive good title to such ANC Stock, free and clear of all Liens.

2.2. Pre-emptive Rights. The Shareholder has no pre-emptive rights or any other rights to acquire any ANC Stock that have not been waived or exercised.

2.3. Organization. If an entity, the Shareholder is duly organized and validly existing in its jurisdiction of organization and in good standing under the laws of the jurisdiction of its organization.

2.4. Power and Authority. The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

2.5. No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by such Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder and (c) will not violate or breach any contractual obligation to which such Shareholder is a party.

2.6. Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.7. No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.8. Purchase Entirely for Own Account. The HJH Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and such Shareholder has no present intention of selling or otherwise distributing the HJH Stock, except in compliance with applicable securities laws.

2.9. Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in HJH and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the HJH Stock.

2.10. Non-Registration. The Shareholder understands that the HJH Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the HJH Stock in accordance with HJH’s formation documents or the laws of its jurisdiction of incorporation.

2.11. Legends. The Shareholder hereby agrees with HJH that the HJH Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Additionally, the HJH Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

ARTICLE III
Representations and Warranties Regarding ANC

Each of the Shareholders separately represents and warrants as follows to HJH with respect to ANC:

3.1. Organization, Standing and Power. ANC is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect ANC, a material adverse effect on ANC to perform its obligations under this Agreement or on the ability of ANC to consummate the Transactions (an “ANC Material Adverse Effect”). ANC is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have an ANC Material Adverse Effect. ANC has delivered to HJH true and complete copies of ANC’s Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. ANC Subsidiaries; Equity Interests.  ANC does not as of the date of this Agreement own, directly or indirectly, any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

3.3. Capital Structure. The authorized capital stock of ANC consists of One Million (1,000,000) shares of common stock without par value, all of which is issued and outstanding and held by the Shareholder in the amounts indicated on Annex B.  All outstanding shares of the capital stock of ANC are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable corporate Laws, ANC’s charter documents, or any Contract to which ANC Companies are a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of ANC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of ANC may vote (“Voting ANC Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which ANC is a party or by which it is bound (a) obligating ANC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, ANC or any Voting ANC Debt, (b) obligating ANC to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of ANC. As of the date of this Agreement, there are not any outstanding contractual obligations of ANC to repurchase, redeem or otherwise acquire any shares of capital stock of ANC.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the sale of ANC Stock. There are no stockholders agreements, voting agreements or other similar agreements with respect to ANC’s capital stock to which ANC is a party or between or among any of ANC’s stockholders.

3.4. No Conflicts; Consents.

(a) The consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of ANC under, any provision of (i) ANC's charter documents, (ii) any Contract to which ANC is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.4(b), any material judgment, order or decree or material Law applicable to ANC or its properties or assets, including without limitation, the ANC Stock, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an ANC Material Adverse Effect.

(b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to ANC in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.5. Taxes.

(a) ANC has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an ANC Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an ANC Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of ANC know of no basis for any such claim.

(b) The ANC Financial Statements reflect an adequate reserve for all Taxes payable by ANC (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against ANC, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an ANC Material Adverse Effect.

3.6. Benefit Plans. ANC does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of ANC (collectively, the “ANC Benefit Plans”). As of the date of this Agreement, there is not any severance or termination agreements or arrangements between ANC and any current or former employee, officer or director of ANC, nor does ANC have any general severance plan or policy.

3.7. Litigation. There is no Action against or affecting ANC or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an ANC Material Adverse Effect. Neither ANC, nor any director or officer of ANC (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under central or provincial securities laws or a claim of breach of fiduciary duty.

3.8. Compliance with Applicable Laws. ANC is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an ANC Material Adverse Effect. ANC has not received any written communication during the two years preceding the date of this Agreement from a Governmental Entity that alleges that it is not in compliance in any material respect with any applicable Law. This Section 3.8 does not relate to matters with respect to Taxes, which are the subject of Section 3.5.

3.9. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of ANC.

3.10. Contracts. Except as set forth on Schedule 3.10, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of ANC taken as a whole. ANC is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an ANC Material Adverse Effect.

3.11. Title to Properties. ANC does not own any real property. ANC has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which ANC has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of ANC to conduct business as currently conducted.

3.12. Intellectual Property. ANC owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of ANC, as set forth on Schedule 3.12. There are no claims pending or, to the knowledge of the Shareholders, threatened that ANC is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the best knowledge of the Shareholders, no person is infringing the rights of ANC with respect to any Intellectual Property Right.

3.13. Labor Matters. There are no collective bargaining or other labor union agreements to which ANC is a party or by which it is bound. No material labor dispute exists or, to the best knowledge of ANC, is imminent with respect to any of the employees of ANC.

3.14. Insurance. Except as set forth on Schedule 3.14, ANC is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which ANC is engaged and in the geographic areas where it engages in such businesses. ANC has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for ANC’s respective lines of business.

3.15. Foreign Corrupt Practices. Neither ANC nor, to the Shareholders’ best knowledge, any director, officer, agent, employee or other person acting on behalf of any of ANC has, in the course of its actions for, or on behalf of, ANC (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.16. Financial Statements; Liabilities.

(a) ANC or will has deliver to HJH its audited consolidated financial statements for the period ended April 30, 2009 (the “ANC Financial Statements”) The ANC Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The ANC Financial Statements fairly present in all material respects the financial condition and operating results of ANC, as of the dates, and for the periods, indicated therein.

(b) ANC does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to April 30, 2009 and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the ANC Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in an ANC Material Adverse Effect.

3.17. Transactions with Affiliates and Employees . Except as set forth on Schedule 3.17, none of the officers or directors of ANC and, to the knowledge of the Shareholders, none of the employees of ANC is presently a party to any transaction with ANC (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Shareholders, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18. Solvency. Based on the financial condition of ANC as of the Closing Date (and assuming that the Closing shall have occurred), (a) ANC’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of ANC’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) ANC’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by ANC, and projected capital requirements and capital availability thereof, and (c) the current cash flow of ANC, together with the proceeds ANC would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. ANC does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.19. Investment Company. ANC is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.20. Absence of Certain Changes or Events. Except as disclosed in the ANC Financial Statements, from April 30, 2009 to the date of this Agreement, ANC has conducted its business only in the ordinary course, and during such period that has not been:

(a) any change in the assets, liabilities, financial condition or operating results of ANC, except changes in the ordinary course of business that have not caused, in the aggregate, an ANC Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have an ANC Material Adverse Effect;

(c) any waiver or compromise by ANC of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by ANC, except in the ordinary course of business and the satisfaction or discharge of which would not have an ANC Material Adverse Effect;

(e) any material change to a material Contract by which ANC or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by ANC, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair ANC’s ownership or use of such property or assets;

(g) any loans or guarantees made by ANC to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of ANC’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any ANC Stock;

(j) any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, except pursuant to existing ANC Stock option plans, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k) any arrangement or commitment by ANC to do any of the things described in this Section 3.21.

3.21. Disclosure. Neither ANC nor any person acting on its behalf has provided the Shareholders or their agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by HJH under a current report on Form 8-K filed within four business days after the Closing. All disclosure provided to the Shareholders regarding ANC, its business and the Transactions, furnished by or on behalf of ANC (including ANC’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.22. Information Supplied. None of the information supplied or to be supplied by ANC for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to HJH’s stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.23. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to ANC, or its business, properties, prospects, operations or financial condition, that would be required to be disclosed by ANC under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by ANC of its ANC Stock and which has not been publicly announced.

3.24. No Additional Agreements. ANC has no agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of HJH

HJH represents and warrants as follows to the Shareholders and ANC:

4.1. Organization, Standing and Power. HJH is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on HJH, a material adverse effect on the ability of HJH to perform its obligations under this Agreement or on the ability of HJH to consummate the Transactions (a “ HJH Material Adverse Effect”). HJH is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a HJH Material Adverse Effect. HJH has delivered to ANC true and complete copies of the HJH Charter and the HJH Bylaws.

4.2. Subsidiaries; Equity Interests. HJH does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person except for Halcyon Jets, Inc., a wholly-owned subsidiary.

4.3. Capital Structure. The authorized capital stock of HJH consists of 300,000,000 shares of common stock, $0.001 par value, 21,000 shares of Series A Preferred stock, and 9,979,000 shares of undesignated preferred stock, $0.001 par value. As of the date hereof (a) 25,646,667 shares of HJH’s common stock are issued and outstanding, (b) 21,000 shares of preferred stock are issued and outstanding, and (c) no shares of HJH’s common stock or preferred stock are held by HJH in its treasury. No shares of capital stock or other voting securities of HJH were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of HJH are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware general corporation law, the HJH Charter, the HJH Bylaws or any Contract to which HJH is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of HJH having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of HJH’s common stock may vote (“Voting HJH Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which HJH is a party or by which it is bound (a) obligating HJH to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, HJH or any Voting HJH Debt, (b) obligating HJH to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of HJH. As of the date of this Agreement, there are not any outstanding contractual obligations of HJH to repurchase, redeem or otherwise acquire any shares of capital stock of HJH. HJH is not a party to any agreement granting any securityholder of HJH the right to cause HJH to register shares of the capital stock or other securities of HJH held by such securityholder under the Securities Act.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance of the HJH Stock.  There are no stockholders agreements, voting agreements or other similar agreements with respect to HJH’s capital stock to which HJH is a party or, to the knowledge of HJH, between or among any of the HJH’s stockholders.

4.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by HJH of this Agreement and the consummation by HJH of the Transactions have been duly authorized and approved by the Board of Directors of HJH and no other corporate proceedings on the part of HJH are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of HJH, enforceable against HJH in accordance with the terms hereof.

4.5. No Conflicts; Consents.

(a) The execution and delivery by HJH of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of HJH under, any provision of (i) the HJH Charter or HJH Bylaws, (ii) any material Contract to which HJH is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material order or material Law applicable to HJH or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a HJH Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to HJH in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the filing with the SEC of the 14f-1 Notice and filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6. SEC Documents; Undisclosed Liabilities.

(a) HJH has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since August 31, 2007, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “ SEC Reports ”).

(b) As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of HJH included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of HJH and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.7. Taxes.

(a) HJH has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a HJH Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a HJH Material Adverse Effect.

(b) The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by HJH (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against HJH, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a HJH Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of HJH. HJH is not bound by any agreement with respect to Taxes.

4.8. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements of HJH (the “HJH Financial Statements”) to the date of this Agreement, there has not been any adoption or amendment in any material respect by HJH of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of HJH. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between HJH and any current or former employee, officer or director of HJH, nor does HJH have any general severance plan or policy.

4.9. ERISA Compliance; Excess Parachute Payments. Except as set forth on Schedule 4.9, HJH does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other HJH Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of HJH.

4.10. Litigation. Except as disclosed in the SEC Reports, there is no Action against or affecting HJH or any of its respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a HJH Material Adverse Effect. Neither HJH, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.11. Compliance with Applicable Laws. Except as disclosed in the SEC Reports HJH is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a HJH Material Adverse Effect. HJH has not received any written communication during the past two years from a Governmental Entity that alleges that it is not in compliance in any material respect with any applicable Law. HJH is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a HJH Material Adverse Effect. This Section 4.11 does not relate to matters with respect to Taxes, which are the subject of Section 4.7.

4.12. Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of HJH taken as a whole. HJH is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a HJH Material Adverse Effect.

4.13. Title to Properties. HJH has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which HJH has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of HJH to conduct business as currently conducted. HJH has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. HJH enjoys peaceful and undisturbed possession under all such material leases.

4.14. Intellectual Property. Except as disclosed in the SEC Reports, HJH does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of HJH, threatened that HJH is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.15. Labor Matters. There are no collective bargaining or other labor union agreements to which HJH is a party or by which it is bound. No material labor dispute exists or, to the knowledge of HJH, is imminent with respect to any of the employees of HJH.

4.16. Foreign Corrupt Practices. Neither HJH, nor to HJH’s knowledge, any director, officer, agent, employee or other person acting on behalf of HJH has, in the course of its actions for, or on behalf of, HJH (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.17. Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of HJH and, to the knowledge of HJH, none of the employees of HJH is presently a party to any transaction with HJH (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of HJH, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.18. Solvency. Based on the financial condition of HJH as of the Closing Date (and assuming that the Closing shall have occurred), (a) HJH’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of HJH’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) HJH’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by HJH, and projected capital requirements and capital availability thereof, and (c) the current cash flow of HJH, together with the proceeds HJH would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. HJH does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.19. Investment Company. HJH is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.20. Absence of Certain Changes or Events. From the date of the HJH Financial Statements to the date of this Agreement, HJH has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of HJH from that reflected in the HJH Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a HJH Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a HJH Material Adverse Effect;

(c) any waiver or compromise by HJH of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by HJH, except in the ordinary course of business and the satisfaction or discharge of which would not have a HJH Material Adverse Effect;

(e) any material change to a material Contract by which HJH or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any resignation or termination of employment of any officer of HJH;

(h) any mortgage, pledge, transfer of a security interest in or lien created by HJH with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair HJH’s ownership or use of such property or assets;

(i) any loans or guarantees made by HJH to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of HJH’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by HJH;

(k) any alteration of HJH’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing HJH Stock option plans; or

(m) any arrangement or commitment by HJH to do any of the things described in this Section 4.23.

4.21. Disclosure. HJH confirms that neither it nor any person acting on its behalf has provided the Shareholders or their respective agents or counsel with any information that HJH believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by HJH under a current report on Form 8-K filed within four business days after the Closing. HJH understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of HJH. All disclosure provided to the Shareholders regarding HJH, its business and the transactions contemplated hereby, furnished by or on behalf of HJH (including HJH’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.22. Information Supplied. None of the information supplied or to be supplied by HJH for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to HJH’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.23. Certain Registration Matters. HJH has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of HJH registered with the SEC or any other governmental authority that have not been satisfied.

4.24. Listing and Maintenance Requirements. HJH is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the HJH Stock on the trading market on which the HJH Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the HJH Stock are currently listed or quoted, and no approval of the stockholders of HJH is required for HJH to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

4.25. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to HJH, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by HJH under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by HJH of its common stock and which has not been publicly announced.

4.26. No Additional Agreements. HJH does not have any agreements or understandings with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

5.1. HJH Conditions Precedent. The obligations of the Shareholders to enter into and complete the Closing are subject, at the option of the Shareholders, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Shareholders in writing:

(a) Representations and Covenants . The representations and warranties of HJH contained in this Agreement shall be true in all material respects, on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. HJH shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. HJH shall have delivered to the Shareholders a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion or Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of HJH.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by HJH for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by HJH, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a HJH Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since February 1, 2009 which has had or is reasonably likely to cause a HJH Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of HJH, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Shareholders.

(f) SEC Reports. HJH shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(g) OTCBB Quotation. HJH shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(h) No Suspensions of Trading in HJH Stock; Listing. Trading in the HJH Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding HJH) at any time since the date of execution of this Agreement, and the HJH Stock shall have been at all times since such date listed for trading on a trading market.

(i) Secretary’s Certificate. HJH shall have delivered to the Shareholders a certificate, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the HJH Charter, HJH Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(j) Good Standing Certificate. HJH shall have delivered to the Shareholders a certificate of good standing of HJH dated within five (5) business days of Closing issued by the Secretary of State of Delaware.

(k) Resignations and Appointments. HJH shall have delivered to ANC letters of resignation from each of its directors and officers resigning from their positions with HJH effective as of the Closing and evidence of the election of (x) the persons identified by the Shareholders as directors effective as of the Closing.

(l) Lien Searches. HJH shall have delivered to the Shareholders the results of UCC, judgment lien and tax lien searches with respect to HJH, the results of which indicated no liens on the assets of HJH.

(m) Release. Halcyon Jets, Inc. and the current directors and officers of HJH and Halcyon Jets, Inc. (the “ HJH Parties ”) shall have executed and delivered a release in favor of HJH, ANC and the Shareholders, in form and substance satisfactory to the Shareholders.

(n) Liabilities. HJH shall have delivered to the Shareholders such pay-off letters and releases, relating to any outstanding liabilities as they shall have requested, and such pay-off letters shall be in a form and substance satisfactory to the Shareholders; and to the extent that any such liabilities are assigned and assumed by the HJH Parties or any third party, such assignment and assumption agreement in a form and substance satisfactory to the Shareholders.

(o) Issuance of Stock Certificates. At or within 5 business days following the Closing, HJH shall deliver to each Shareholder a certificate representing the new shares of HJH Stock issued to such Shareholder in accordance with Annex B ..

5.2. The Shareholders Conditions Precedent. The obligations of HJH to enter into and complete the Closing is subject, at the option of HJH, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by HJH in writing.

(a) Representations and Covenants. The representations and warranties of the Shareholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ANC and the Shareholders on or prior to the Closing Date. The Shareholders shall have delivered to HJH a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of HJH, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of ANC and the Shareholders.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or ANC for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Shareholders or ANC, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an ANC Material Adverse Effect.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the ANC Financial Statements which has had or is reasonably likely to cause an ANC Material Adverse Effect.

(e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of HJH, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Shareholders.

(f) Satisfactory Completion of Due Diligence. HJH shall have completed its legal, accounting and business due diligence of ANC and the results thereof shall be satisfactory to HJH in its sole and absolute discretion.

(g) ANC Officer’s Certificate. ANC shall have delivered to HJH a certificate, signed by its authorized officer, certifying that the attached copies of the ANC Constituent Instruments are all true, complete and correct and remain in full force and effect.

(h) Delivery of Audit Report and Financial Statements. ANC shall have completed the ANC Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the ANC Financial Statements shall be satisfactory to HJH in its sole and absolute discretion.

(i) Audited Financial Statements and Form 10 Disclosure. ANC shall have provided HJH with reasonable assurances that HJH will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of ANC and the requisite Form 10-type disclosure regarding ANC.

(j) Share Transfer Documents. The Shareholders shall have delivered to HJH certificate(s) representing its ANC Stock, accompanied by a duly executed instrument of transfer for transfer by the Shareholders of its ANC Stock to HJH.

ARTICLE VI
Covenants

6.1. Preparation of the 14f-1 Notice; Blue Sky Laws.

(a) As soon as possible following the date of this Agreement, and in any event, within four (4) business days hereafter, ANC and HJH shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. HJH shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(b) HJH shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the HJH Stock in connection with this Agreement.

6.2. Public Announcements. HJH and the Shareholders will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5. Exclusivity. Neither HJH nor the Shareholders shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of HJH or ANC (as applicable), or any assets of HJH or ANC (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6. Filing of 8-K. HJH shall file, within four (4) business days of the date of this Agreement and of the Closing Date, a current report on Form 8-K with the SEC and attach as exhibits all required agreements disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of ANC and the requisite Form 10 disclosure regarding ANC.

6.7. Furnishing of Information. As long as the Shareholders own the Shares, HJH covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by HJH after the date hereof pursuant to the Exchange Act. As long as the Shareholders own the Shares, if HJH is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholders to sell Shares under Rule 144. HJH further covenants that it will take such further action as the Shareholder or any subsequent holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

6.8. Access. Each of HJH and ANC shall permit representatives of any other parties to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

6.9. Preservation of Business. From the date of this Agreement until the Closing Date, each of ANC and HJH shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VII
Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to HJH, to:

Halcyon Jets Holdings, Inc.
336 West 37th Street, 8th Floor
New York, New York  10019
Attn:  Gregory D. Cohen, CEO

with a copy to:

Greenbaum, Rowe, Smith & Davis LLP
P. O. Box 5600
99 Wood Avenue South
Woodbridge, New Jersey 07095
Attn:  W. Raymond Felton

If to the Shareholders, to the address set forth in Annex B.

7.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

7.3. Termination.

(a) The Parties may terminate this Agreement as provided below:

(i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) HJH may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing (A) in the event any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, HJH has notified the Shareholders of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before July 31, 2009 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from HJH itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) The Shareholders may terminate this Agreement by giving written notice to HJH at any time prior to the Closing (A) in the event HJH has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Shareholders have notified HJH of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before July 31, 2009 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from the Shareholders breaching any representation, warranty, or covenant contained in this Agreement).

(b) If any party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

7.4. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, HJH shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to HJH of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, HJH may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.5. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party hereto will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.6. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.8. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.9. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the ANC Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.10. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

7.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HALCYON JET HOLDINGS, INC.

By:	/s/ Gregory D. Cohen
Name: Gregory D. Cohen
Title: Chief Executive Officer

ALLIANCE SHAREHOLDERS:

/s/ Alberta, Ltd	/s/ Lawler & Associates, LLP
1162489 Alberta, Ltd.	Lawler & Associates, LLP

/s/ Jarvis Kosowan
Jarvis Kosowan

/s/ Larry Payne	/s/ Melita Dalgado
Larry Payne	Melita Dalgado

/s/ Rick Norndon	/s/ Leaddog Capital, LP
Rick Norndon	Leaddog Capital, LP

/s/ Leaddog Capital Markets, LLC	/s/ Nicole Mongelli
Leaddog Capital Markets, LLC	Nicole Mongelli

/s/ FSR, Inc.	/s/ Nick Antivachis
FSR, Inc.	Nick Antivachis

/s/ Brenda Mongelli	/s/ LM Family Trust
Brenda Mongelli	LM Family Trust

/s/ John Costino	/s/ Reback Living Trust
John Costino	Reback Living Trust

/s/ Ken Santiamo	/s/ Jacqueline Fazio
Ken Santiamo	Jacqueline Fazio

/s/ Jonathan Schwartz	/s/ Dana Hipple
Jonathan Schwartz	Dana Hipple

/s/ Henry Wardi	/s/ Walter Whitt
Henry Wardi	Walter Whitt

/s/ Demitri Argyros	/s/ Walter Whitt
Demitri Argyros	Rodney Leibowitz

Philip Forman

ANNEX A
Definitions

                     “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

                     “Agreement” has the meaning set forth in the Preamble of this Agreement.

“ANC ” has the meaning set forth in the Preamble of this Agreement.

                    “ANC Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

                     “ANC Constituent Instruments” means the memorandum and articles of association of ANC and such other constituent instruments of ANC as may exist, each as amended to the date of this Agreement.

             “ANC Financial Statements” has the meaning set forth in Section 3.17 of this Agreement.

                     “ANC Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

                     “ANC Stock ” has the meaning set forth in the Background Section of this Agreement.

                 “Closing” has the meaning set forth in Section 1.2 of this Agreement.

                     “Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

                     “Consent” means any material consent, approval, license, permit, order or authorization.

                     “Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

                     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                     “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“HJH” has the meaning set forth in the Preamble of this Agreement.

                     “HJH Bylaws” means the Bylaws of HJH, as amended to the date of this Agreement.

                     “HJH Charter” means the Articles of Incorporation of HJH, as amended to the date of this Agreement.

                     “HJH Financial Statements” has the meaning set forth in the Section 4.8 of this Agreement.

                     “HJH Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

                     “HJH Stock” has the meaning set forth in the Background Section of this Agreement.

                     “HJH Stockholders” has the meaning set forth in Section 5.1(n) of this Agreement.

                     “Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

                     “Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

                     “Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, Shareholder agreement and other encumbrance.

                     “Party” has the meaning set forth in the Preamble of this Agreement.

                     “SEC” means the Securities and Exchange Commission.

                     “SEC Reports” has the meaning set forth in Section 4.6 of this Agreement.

                     “Securities Act” means the Securities Act of 1933, as amended.

                     “Shares” has the meaning set forth in the Background Section of this Agreement.

                     “Shareholders” has the meaning set forth in the Preamble of this Agreement.

                     “Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

                     “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                     “Transactions” has the meaning set forth in Section 1.2 of this Agreement.

                     “Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

                     “Voting HJH Debt ” has the meaning set forth in Section 4.3 of this Agreement.

                     “Voting ANC Debt ” has the meaning set forth in Section 3.3 of this Agreement.